Exhibit 4.1

WAIVER

This waiver (“Waiver”) with respect to senior secured promissory note, dated February 20, 2024 (the “First Note”), the senior secured promissory note, dated April 1, 2024 (the “Second Note”), and the senior secured promissory note, dated July 16, 2024 (the “Third Note”, and together with the First Note and Second Note, the “Notes”), is entered into as of January 8, 2025, by and between La Rosa Holdings Corp., a Nevada corporation (the “Company”) and Mast Hill Fund, L.P., a Delaware limited partnership (“Holder”). The Company and the Holder entered into the Notes, pursuant to securities purchase agreements dated February 20, 2024, April 1, 2024, and July 16, 2024, respectively (the “Agreements”). Pursuant to each of the Agreements, the Company issued that certain First Warrant (as defined in each of the Agreements) on or around February 20, April 1, and July 16, 2024 (collectively, the “First Warrants”). Each of the Company and Holder is a “Party” to this Waiver and the Company and the Holder, collectively, the “Parties” hereto. The Parties hereto hereby agree as follows:

1.	Holder hereby waives the rights to all default penalties, default interest, and acceleration of any amounts owed under the Notes and the First Warrants pursuant to Section 3.3 of the Notes, as a result of the Company’s failure to cause Baxpi Holdings LLC, a Florida limited liability company, to immediately execute and deliver an additional debtor joinder under the security agreements entered into in connection with the Notes, provided, however, that the Holder shall retain all related rights under (i) Sections 1.2(c), 1.6(e) of the Notes, and (ii) Section 2(b) of the First Warrants, and (iii) Section 4 of that certain Global Amendment (the “Amendment”) to the Notes entered into by and between the Company and Holder on or around September 25, 2024, provided, however, that the Holder shall not have the right to effectuate any conversion of the Notes into common stock during the period starting on January 9, 2025 and continuing through January 31, 2025 (the “Restricted Period”), unless a New Triggering Event (as defined in this Waiver) occurs. “New Triggering Event” shall mean (i) the Company at its option gives written notice to the Holder to permit the Holder to voluntarily effectuate a conversion of any of the Notes during the Restricted Period, (ii) an Event of Default (as defined in the Notes) occurs under any of the Notes, or (iii) the Company fails to comply with Section 2 of this Waiver. For the avoidance of doubt, the aforementioned restriction shall not apply to the conversion notice dated January 8, 2025, under the Third Note, a copy of which is attached hereto as Exhibit “A”.

2.	The Company shall, within two (2) business days of raising any cash proceeds from the sale of securities pursuant to its Form S-3 filed on or around November 22, 2024, and declared effective by the SEC on or around December 19, 2024 (the “Proceeds”), pay 100% of such Proceeds to the Holder towards the repayment of the Notes, provided, however, that any Proceeds from the sale of the aforementioned securities sold on or before January 8, 2025 shall be excluded.

3.	The Parties confirm that prior to the date hereof, there was no Event of Default (as defined in the Notes) under the Notes that were not waived by the Holder.

4.	Solely with respect to the financing (the “Financing”) the terms of which are described in the Offer Notice, dated December 13, 2024, delivered by the Company to the Holder on December 13, 2024, and drafts of the Financing transaction documents provided by the Company to the Holder on or around December 27, 2024, as amended, the Holder hereby waives the restriction for the Company to enter into a Variable Rate Transaction as described in Section 4(o) of each of the Agreements so long as all amounts outstanding under the Notes are repaid in the entirety on the date of the closing of the Financing. The Parties agree that the consummation of the Financing shall not be considered an Event of Default pursuant to Section 3.15 of the Notes, and Mast Hill hereby waives the rights to all default penalties, default interest, and acceleration of any amounts owed under the Notes as a result of the consummation of the Financing by the Company, so long as all amounts outstanding under the Notes are repaid in the entirety on the date of the closing of the Financing.

5.	Except as set forth above, all of the terms, conditions and provisions of the Notes, the Amendment and First Warrants shall be and remain in full force and effect. Capitalized terms used but not defined herein shall have the meanings given to them in the Notes. This Waiver shall be effective as of 9:30 A.M. ET on January 8, 2025.

[signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Waiver to be executed on January 8, 2025.

COMPANY:

LA ROSA HOLDINGS CORP.

By:
	Name:	JOSEPH LA ROSA
	Title:	CHIEF EXECUTIVE OFFICER

HOLDER:

MAST HILL FUND, L.P.

By:
	Name:	PATRICK HASSANI
	Title:	CHIEF INVESTMENT OFFICER

Exhibit A

(see attached)